Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the use of our report dated October 4, 2006 (expect for Note 23 which is at August 15, 2007) appearing in this Annual Report on Form 40-F of Crew Gold Corporation for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP
Vancouver, British Columbia, Canada
August 24, 2007